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                                                                      Exhibit 11
                              THE GNI GROUP, INC.
          CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
                   YEARS ENDED JUNE 30, 1996, 1995, AND 1994

                                                1996             1995          1994
                                                ----             ----          ----
EARNINGS (LOSS) PER COMMON
  SHARE - PRIMARY:
Net income (loss)                           $(2,111,518)      $3,150,598    $(1,997,474)
                                            ===========       ==========    ===========

Shares Outstanding:
  Average common shares outstanding           6,562,741        5,943,966      5,889,278

  Common shares issuable with respect
    to common share equivalents with a
    dilutive effect:
       Assumed exercise of stock options              0 (1)      52,682               0 (1)

       Assumed conversion of series A
         preferred stock                              0 (1)      614,726              0 (1)
                                            -----------       ----------     ----------

Average common and dilutive
   common shares outstanding                  6,562,741        6,611,374      5,889,278
                                            ===========       ==========    ===========

Net income (loss) per common
  share-primary                             $     (0.32)      $     0.48    $     (0.34)
                                            ===========       ==========    ===========

EARNINGS (LOSS) PER COMMON
  SHARE - ASSUMING  FULL DILUTION:

Primary shares outstanding                    6,562,741        6,611,374       5,889,278

Additional common shares issuable
   assuming full dilution:
    Assumed exercise of stock options                 0 (1)      158,681               0 (1)
                                           ------------       ----------     -----------

Average common and dilutive common
   equivalent shares outstanding assuming
   full dilution                             6,562,741         6,770,055      5,889,278
                                           ===========         =========      =========

Net income (loss) per common
  share - full dilution                    $     (0.32)        $    0.47      $   (0.34)
                                           ===========         =========      =========


(1)  No exercise assumed due to net loss